Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2014 with respect to the consolidated financial statements of Old Second Bancorp, Inc., appearing in the 2013 Annual Report to Stockholders of Old Second Bancorp, Inc., incorporated therein by reference, and with respect to internal control over financial reporting included in the Annual Report of Old Second Bancorp, Inc. on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Plante & Moran, PLLC

Chicago, Illinois

June 24, 2014